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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-4 of VoiceStream Wireless Corporation of our report dated February 21, 2000, except for Note 21 for which the date is February 25, 2000 relating to the financial statements, which appears in Omnipoint Corporation's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 21, 2000, except for Note 21 for which the date is February 25, 2000, relating to our financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.

                                      PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
May 22, 2000